SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) - October 25, 2002


                             IEC Electronics Corp.
             (Exact name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or other jurisdiction of Incorporation)


               0-6508                           13-3458955
         (Commission File Number)      (IRS Employer Identification No.)


                   105 Norton Street, Newark, New York 14513
                    (Address of Principal Executive Offices)


                                 (315) 331-7742
              (Registrant's Telephone Number, including Area Code)

Item 5. Other Events and Regulation FD Disclosure
        ------------------------------------------

     Effective as of October 1, 2002, the Company and its lenders, HSBC Bank USA and General Electric Capital Corporation, entered into Amendment No. 10 (the "Amendment") to the Loan and Security Agreement originally dated as of December 28, 1999 (the "Agreement). Pursuant to the Amendment, the term of the Agreement was extended through December 31, 2002 from the present expiration date of September 30, 2002. In addition, pursuant to the Amendment, the interest rate on the revolving credit facility continues at prime rate plus 3.50 percent, and the interest rate on the term loan continues at prime rate plus 4.00 percent. Under the Amendment, the revolving credit facility component, based on eligibility criteria for accounts receivable, was reduced from $2 million to $1.75 million. The Amendment also contains certain covenants relating to the Company's property in Edinburg, Texas and to the repayment of the COmpany's indebtedness in its entirety by December 31, 2002 through a debt or equity refinancing or by the sale of the Company's assets or business. The Company is currently in discussions with other lending institutions with respect to a new credit agreement and a refinancing of all of the Company's indebtedness to its present lenders. While the Company believes it will be successful, there can be no assurance that it will meet the December 31, 2002 expiration date.




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                        IEC Electronics Corp.
                                                        ---------------------
                                                        (Registrant)



Date:  October 25, 2002                                By:/s/ W. Barry Gilbert
                                                        -----------------------
                                                        W. Barry Gilbert
                                                        Chief Executive Officer
                                                        & Chairman of the Board